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                                                                     EXHIBIT 5.1

                               AKERMAN SENTERFITT
                               ONE S.E. 3RD AVENUE
                              MIAMI, FLORIDA 33131

                                 AUGUST 10, 2001

Florida Banks, Inc.
5210 Belfort Road
Suite 310
Jacksonville, Florida 32256

         RE: REGISTRATION STATEMENT ON FORM S-3

Gentlemen:

         We have acted as counsel to Florida Banks, Inc., a Florida corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to an aggregate of 1,022,830 shares of the Company's common stock, par value $.01 per share, all of which have been reserved for issuance upon conversion of the Series B Cumulative Preferred Stock of the Company (the "Series B Preferred Stock"), as more particularly set forth in the Registration Statement (the "Shares"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

         In making the foregoing examinations we have assumed, without investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, and the veracity of the documents. As to various questions of fact material to the opinion expressed below, we have relied solely upon the representations or certificates of officers and/or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such certificates, documents, records or instruments.

         Based upon such examination and review and upon the representations made to us by the officers and directors of the Company, we are of the opinion that the Shares will be, when issued, upon the conversion of the Series B Preferred Stock relating to such Shares, duly and validly authorized and will be validly issued, fully paid and nonassessable.

         Although we have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement, our engagement has been limited to certain matters about which we have been consulted. Consequently,


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there may exist matters of a legal nature involving the Company in which we have not been consulted and have not represented the Company. The opinions expressed herein are limited to the corporate laws of the State of Florida and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction. Our opinion as to the matters expressed herein is as of the date above and we disclaim any obligation to update our opinion.

         This firm consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act to the rules and regulations promulgated thereunder.

                                          Very truly yours,

                                          /s/ AKERMAN, SENTERFITT & EIDSON, P.A.